EXHIBIT 99.1
National Western Life Group, Inc. Announces 2023 First Quarter Earnings

Austin, Texas, May 15, 2023 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2023 consolidated net earnings of $12.3 million, or $3.48 per diluted share of Class A Common Stock, compared with restated consolidated net earnings of $97.6 million, or $27.59 per diluted share of Class A Common Stock, for the quarter ended March 31, 2022. The Company's book value per share as of March 31, 2023 increased to $634.27.

Publicly traded life insurance companies were required to adopt a new accounting standard effective January 1, 2023, requiring retroactive restatement of previously reported financial statement results. The transition date for the adoption of the new accounting guidance, "Targeted Improvements to the Accounting for Long-Duration Contracts" (LDTI), was January 1, 2021.

LDTI requires a separate liability to be established for Market Risk Benefits and to report changes in the liability balance through net earnings. Market risk benefits include certain contract features on the Company's annuity products that provide minimum guarantees to policyholders, such as guaranteed minimum withdrawal benefits. For the quarters ended March 31, 2023 and 2022, pretax earnings expense/(benefit) pertaining to Market Risk Benefits was $37.0 million and $(61.0) million, respectively. Commenting on the effect of this accounting treatment, Mr. Moody noted, "The Market Risk Benefits reporting requirement introduces a new degree of volatility to Company earnings caused by this liability being reported on a fair value basis. As fair value is predominantly dictated by interest rate levels in effect at each reporting date, an increase in interest rates creates a benefit as was the case for the first quarter of 2022, while a decrease in interest rate levels causes a charge against earnings as was the situation in the first quarter of 2023."

The Company reported a 10% increase in total revenues in the first quarter of 2023 over the prior year first quarter. Excluding market value fluctuations associated with the Company's derivative instruments, index options and funds withheld reinsurance, net investment income increased from $90.0 million in the quarter ended March 31, 2022 to $91.5 million in the first quarter of 2023. Mr. Moody stated, "Despite a slightly lower investment asset base, we saw increased returns both in new bond purchase yields and in our continued diversification into alternative investment vehicles, without any slippage in credit quality."

Improvements in policy benefit and other operating expenses positively contributed to the first quarter 2023 results. "We had a very good quarter in terms of mortality experience, and we achieved expense savings in several areas compared to the first quarter of 2022," Mr. Moody indicated.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2023, the Company maintained consolidated total assets of $12.8 billion, consolidated stockholders' equity of $2.3 billion, and combined life insurance in force of $19.3 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Revenues, excluding investment and index option gains (losses)	$149,614	172,657
Realized and unrealized gains (losses) on index options	2,933	(38,198)
Realized gains on investments	67	3,794
Total revenues	152,614	138,253

Benefits and expenses:
Life and other policy benefits	24,190	33,512
Market risk benefit expense	36,960	(61,006)
Amortization of deferred transaction costs	21,274	23,436
Universal life and annuity contract interest	30,212	(13,571)
Other operating expenses	24,683	32,581
Total benefits and expenses	137,319	14,952

Earnings before income taxes	15,295	123,301
Income tax expense	2,991	25,739
Net earnings	$12,304	97,562

Net earnings attributable to Class A shares	$11,956	94,803

Diluted Earnings Per Class A Share	$3.48	27.59

Diluted Weighted Average Class A Shares	3,436	3,436

	March 31,	December 31,
	2023	2022

Book value per share	634.27	602.56
Less: Per share impact of accumulated other comprehensive income (loss)	(103.19)	(131.52)
Book value per share, excluding accumulated other comprehensive income (loss) *	737.46	734.08

*
Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(375.2) million at March 31, 2023 and $(478.2) million at December 31, 2022. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com